PLEDGE AGREEMENT

This Pledge Agreement (the “Agreement”) is made and entered as of October 8, 2024, by and among Mexedia S.p.A. S.B. (“Guarantor”), JanBella Group, LLC, a North Carolina limited liability company (“Lender”), and the undersigned holder of the pledged shares (“Pledge Holder”).

RECITALS

Raadr, Inc., a Nevada corporation (the “Company”), issued a Secured Promissory Note, dated as of the date of this Agreement (the “Redemption Note”) to Lender, whereby the Company owes payment obligations to Lender.

Guarantor has agreed to secure the Company’s payment obligations to Lender under the Redemption Note with a guaranty and a pledge of, and thereby create a security interest in favor of Lender in, a total of 75,000 shares of Series F Preferred Stock of the Company (the “Shares”), the Shares representing 100% of the issued and outstanding shares of Series F Preferred Stock of the Company.

AGREEMENT

1.Security Interest. Guarantor hereby grants to Lender a security interest in (a) the Shares, (b) all Dividends (as defined below), and (c) all Additional Securities (as defined below); to secure payment of the Redemption Note and performance of all Guarantor’s obligations under this Agreement. For purposes of this Agreement, the Shares, all Dividends and all Additional Securities will be collectively referred to as the “Collateral”. If any stock dividend, reclassification, readjustment, stock split or other change is declared or made with respect to the Collateral, or if warrants or any other rights, options or securities are issued in respect of the Collateral (“Additional Securities”), then all new, substituted and/or additional shares or other securities issued by reason of such change or by reason of the exercise of such warrants, rights, options or securities, will be (if delivered to Guarantor, immediately surrendered to Lender care of the Pledge Holder and) pledged to Lender to be held under the terms of this Agreement as and in the same manner as the Collateral is held hereunder.

2.Appointment of the Pledge Holder. Guarantor and Lender hereby designate and appoint the Pledge Holder as such for the purposes hereinafter set forth. Guarantor hereby deposits with the Pledge Holder (a) the Shares, as are represented by the book entry statement in the name of Guarantor, (b) the original Stock Power, copies of which are attached hereto as Exhibit A, and (c) documentation waiving the Medallion Signature Guaranty requirement signed by the Company and Manhattan Transfer Registrar Co., in form satisfactory to Lender.

3.Rights and Obligations of the Pledge Holder.

(a)Guarantor and Lender hereby authorize the Pledge Holder to keep and preserve the Shares in its possession pending payment in full of the Redemption Note. If a default occurs under the terms of this Agreement or the Redemption Note, then Lender shall provide written notice to Guarantor and the Company specifying the default and shall, subject to Section 3(b) hereof, have the right to direct the Pledge Holder to transfer the Shares to the Lender or its designee if Guarantor and/or the Company has not cured the default within 15 days after receipt of the notice. In such event, the Pledge Holder, acting as agent of Lender, shall, with respect to the Shares, exercise the rights and duties of a Secured Party under the Uniform Commercial Code as enacted in Nevada (the “UCC”), and under any other applicable law as the same may,

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from time to time, be in effect. Guarantor agrees that any notice by Pledge Holder concerning the sale, disposition or other intended action in connection with the Shares, whether required by the UCC, or otherwise shall constitute reasonable notice to Guarantor if such notice is mailed by registered mail or certified mail, return receipt requested, postage prepaid at least ten days prior to such action.

(b)Notwithstanding anything contained herein to the contrary, in no event shall the Lender, or any affiliate of the Lender, be entitled to exercise incidents of ownership over, own, or convert any portion of the Shares in excess of that portion of Shares that upon conversion of which the sum of: (1) the number of shares of common stock of the Company (the “Common Stock”) beneficially owned by the Lender and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of any securities of the Company or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of the Shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Lender and its affiliates of more than 9.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, however, that the limitations set forth in this Section 3(b) may be waived by the Lender only upon, at the election of the Lender, not less than 61 days’ prior notice to the Company and the Pledge Holder, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Lender, as may be specified in such notice of waiver).

4.Disposition of Shares. Upon any disposition of the Shares by Pledge Holder in accordance with the terms of Section 3 (Rights and Obligations of the Pledge Holder), Lender shall be entitled to all of the proceeds of any such disposition.

5.Rights of Beneficial Ownership. Upon an event of default under the Redemption Note, and subject to Section 3(b), Lender shall be deemed the beneficial owner of the Shares and shall have all rights and benefits incident thereto. Lender and Guarantors, and each of them, agree to execute any necessary proxies or other documents to effectuate this right. So long as Guarantor owns the Shares and no event of default has occurred under the Redemption Note, Guarantor shall be entitled to vote any shares comprising the Collateral, subject to any proxies granted by Guarantor.

6.Covenants of Guarantor. Guarantor hereby represents and warrants to Lender that Guarantor has good title (both record and beneficial) to the Collateral, free and clear of all claims, pledges, security interests, liens or encumbrances of every nature whatsoever, and that Guarantor has the right to pledge and grant Lender the security interest in the Collateral granted under this Agreement. Guarantor agrees that, until all sums due under the Redemption Note have been paid in full, Guarantor will not: (a) sell, assign or transfer, or attempt to sell, assign or transfer, any of the Collateral, (b) grant or create, or attempt to grant or create, any security interest, lien, pledge, claim or other encumbrance with respect to any of the Collateral, (c) suffer or permit to continue upon any of the Collateral during the term of this Agreement, an attachment, levy, execution or statutory lien, (d) permit the issuance of any equity of the Company or any other security of the Company which diminishes the value, or rights and preferences of the Shares or otherwise make any change to its capitalization; or (e) amend the rights and preferences of the Shares.

There shall be no substitution of collateral under the terms of this Agreement, without the prior written consent of Lender.

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Guarantor hereby agrees to indemnify Lender and Pledge Holder against any direct loss, reasonable cost or out-of-pocket expense incurred by holder in connection with the Redemption Note and Agreement and the exercise of any and all rights pertaining thereto, including, without limitation, all court costs, reasonable attorney’s fees and other costs of collection.

7.Disputes. In the event of a dispute with respect to the terms and provisions of this Agreement, Pledge Holder shall not be required to resolve that dispute or take any action with respect thereto. Pledge Holder may continue to hold the Shares and await final resolution of the dispute by joint written instructions from Guarantor and Lender or by a final determination of a court or arbitration panel of competent jurisdiction. In the alternative, Pledge Holder may deliver the Shares to a court of proper jurisdiction under an appropriate action in interpleader and thereupon be relieved of all responsibility under this Agreement.

8.Release of Shares. When satisfactory proof has been presented to Pledge Holder that all amounts due under the Redemption Note (including accrued interest thereon) have been paid, Pledge Holder shall deliver the Shares with stock power attached to Guarantor and all obligations by and among Guarantor, Lender and Pledge Holder under this Agreement shall thereupon cease.

9.Conduct of Pledge Holder. Pledge Holder shall not be required to exercise any standard of care greater than ordinary care in discharging its duties and obligations under this Agreement and Pledge Holder shall not incur any liability to anyone for any damages, losses or expenses with respect to any action taken or omitted in good faith. Pledge Holder shall have no duties other than those expressly imposed herein. Pledge Holder may rely and shall be protected in relying upon any paper or other document that may be submitted to it in connection with its duties hereunder and that it believes to be genuine and to have been signed or presented by the proper party or parties and shall have no liability or responsibility with respect to the form, execution or validity thereof. Pledge Holder may resign as such following the giving of 30 days prior written notice to the other parties hereto. Similarly, Pledge Holder may be removed and replaced following the giving of 30-days’ prior written notice to Pledge Holder by the other parties hereto. In either event, the duties of Pledge Holder shall terminate 30 days after receipt of such notice (or as of such earlier date as may be mutually agreeable), and Pledge Holder shall then deliver the Shares and any other related materials then in its possession to a successor pledge holder as shall be appointed by the other parties hereto as evidenced by a written notice filed with Pledge Holder. If the other parties hereto have failed to appoint a successor prior to the expiration of 30 days following receipt of the notice of resignation or removal, Pledge Holder may appoint a successor or petition any court of competent jurisdiction for the appointment of a successor pledge holder or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

10.Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by reputable air courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, e-mail or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (1) upon hand delivery or delivery by e-mail or facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (2) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

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If to Lender:

JanBella Group, LLC, Attention: William Alessi

20311 Chartwell Center Drive, Suite 1469, Cornelius, NC 28031

E-mail: balessi@alphamodus.com

If to Guarantor:

Attention: Orlando Taddeo

Via di Affogalasino, 105  -  00148 Roma RM

E-mail: otaddeo@mexedia.com

If to Pledge Holder:

Newlan Law Firm, PLLC, Attention: Eric Newlan

2201 Long Prairie Road, Suite 107-762, Flower Mound, Texas 75022

E-mail: eric@newlanpllc.com

11.Wavier. No delay or omission by Lender in exercising any right or remedy hereunder shall operate as a waiver thereof or of any right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies of Lender hereunder are cumulative.

12.General. No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by written agreement subscribed by Guarantor and Lender. An executed original of any such agreement shall be delivered to the Pledge Holder upon its execution and if such agreement affects the right, duties or obligations of the Pledge Holder under this Agreement, it must also be executed and agreed to by the Pledge Holder before the same shall have any legal effect. This Agreement shall be governed under the laws of the State of North Carolina without regard to conflict of law principles; and any action with respect to this Agreement shall be bought in the State of North Carolina, County of Mecklenburg. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as required by law, each party to this Agreement shall keep this Agreement, the Redemption Note and the transactions contemplated by these agreements strictly confidential.

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IN WITNESS WHEREOF, the parties have executed and delivered this Pledge Agreement on the date first set forth above.

GUARANTOR: MEXEDIA S.p.A. S.B. By: /s/ Orlando Taddeo Orlando Taddeo President	LENDER: JANBELLA GROUP, LLC By: /s/ William Alessi William Alessi Managing Member PLEDGE HOLDER: NEWLAN LAW FIRM, PLLC By: /s/ Eric Newlan Eric Newlan Managing Member

ACKNOWLEDGED AND AGREED BY THE COMPANY:

RAADR, INC.

By: /s/ Jacob DiMartino

Jacob DiMartino

Chief Executive Officer

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